SCHEDULE 14A

                     Information Required in Proxy Statement

Reg. ss 240.14a-101

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to ss 240.14a-11(c) or ss 240.14a-12

                        MEDICAL TECHNOLOGY SYSTEMS, INC.
      --------------------------------------------------------------------

                (Name of Registrant as Specified in its Charter)
      --------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)


Payment of Filing Fee (Check the appropriate box)

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:
     2) Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule-0-11: 1
     4) Proposed maximum aggregate value of transaction:
     5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule-0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
     2) Form, Schedule or Registration No.:
     3) Filing Party:
     4) Date Filed:
______________________

1 Set forth the amount on which the filling fee is calculated and state how it was determined.

                [LETTERHEAD OF MEDICAL TECHNOLOGY SYSTEMS, INC.]



                                                                 October 6, 2000



         Dear Stockholder:


     You are invited to attend the Annual Meeting of Stockholders of Medical Technology Systems, Inc. (the "Company"), which will be held at the Feather Sound Country Club, Sandpiper Room, 2201 Feather Sound Drive, Clearwater, Florida, 33762 on November 9, 2000 at 10:00 a.m., local time.


     The notice of the meeting and proxy statement on the following pages covers the formal business of the meeting. Whether or not you expect to attend the meeting, please sign, date, and return your proxy promptly in the enclosed envelope to assure your stock will be represented at the meeting. If you decide to attend the annual meeting and vote in person, you will, of course, have that opportunity.

     The continuing interest of the stockholders in the business of the Company is gratefully acknowledged. We hope many will attend the meeting.


                                           Sincerely,


                                           /s/ Michael P. Conroy
                                           ---------------------
                                           Michael P. Conroy
                                           Secretary

                        MEDICAL TECHNOLOGY SYSTEMS, INC.
                           12920 Automobile Boulevard
                            Clearwater, Florida 33762
                                ________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                               November 9, 2000



     The Annual Meeting of Stockholders (the "Meeting") of Medical Technology Systems, Inc. will be held at the Feather Sound Country Club, Sandpiper Room, 2201 Feather Sound Drive, Clearwater, Florida, 33762 on November 9, 2000 at 10:00 a.m., local time., for the following purposes:



     1. To elect four members of the Board of Directors, each of which will serve until the 2001 Annual Meeting of Stockholders;

     2.   To  effect  an  exchange  of  the  Company's   6,500,000   issued  and
          outstanding Series Number I preferred shares for 4,000,000 shares of common stock;

     3. To amend the Certificate of Incorporation of the Company to effect a 1 for 2.5 reverse stock split of the issued and outstanding shares of the Company's common Stock.

     4. To ratify the appointment of Grant Thornton LLP as the Company's independent certified public accountants for fiscal year 2001;

     5. To transact such other business as may properly come before the Meeting or any adjournment thereof.


     The Board of Directors has fixed the close of business on October 5, 2000 the record date for the determination of stockholders entitled to notice of and to vote at the Meeting.


     Stockholders are requested to vote, date, sign and promptly return the enclosed proxy in the envelope provided for that purpose, WHETHER OR NOT THEY INTEND TO BE PRESENT AT THE MEETING.

                                       By Order of the Board of Directors,


                                       /s/ Michael P. Conroy
                                       ---------------------
                                       Michael P. Conroy
                                       Secretary



Clearwater, Florida
October 6, 2000

                        MEDICAL TECHNOLOGY SYSTEMS, INC.

                                 PROXY STATEMENT

                ANNUAL MEETING AND PROXY SOLICITATION INFORMATION



     This proxy statement is first being sent to stockholders on or about October 11, 2000 in connection with the solicitation of proxies by the Board of Directors of Medical Technology Systems, Inc. (the "Company"), to be voted at the Annual Meeting of Stockholders to be held on November 9, 2000 and at any adjournment thereof (the "Meeting"). The close of business on October 5, 2000 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. At the close of business on the record date, the Company had outstanding 6,542,621 shares of Common Stock, par value $.01 per share (the "Common Stock") entitled to one vote per share and 6,500,000 shares of Preferred Stock, par value $.0001 per share, (the "Preferred Stock") entitled to two votes per share.


     Shares represented by duly executed proxies in the accompanying form received by the Company prior to the Meeting will be voted at the Meeting. If stockholders specify in the proxy a choice with respect to any matter to be acted upon, the shares represented by such proxies will be voted as specified. If a proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. The Board of Directors recommends a vote FOR the election of directors listed on the proxies and other proposals described in this Proxy Statement. The Board of Directors knows of no other matters that may be brought before the Meeting. However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

     Stockholders who hold their shares through an intermediary must provide instructions on voting as requested by their bank or broker. A stockholder who signs and returns a proxy may revoke it at any time before it is voted by taking one of the following three actions: (i) giving written notice of the revocation to the Secretary of the Company; (ii) executing and delivering a proxy with a later date; or (iii) voting in person at the Meeting.

     Approval of the election of directors will require a plurality of the votes cast at the Meeting, provided a quorum is present. Votes cast by proxy or in person at the Meeting will be tabulated by one or more inspectors of election appointed at the Meeting, who will also determine whether a quorum is present for the transaction of business. Abstentions and broker non-votes will be counted as shares present in the determination of whether shares of the Company's Common Stock represented at the Meeting constitute a quorum. With respect to matters to be acted upon at the Meeting, abstentions and broker non-votes will not be counted for the purpose of determining whether a proposal has been approved.

     The expense of preparing, printing, and mailing proxy materials to stockholders of the Company will be borne by the Company. In addition to solicitations by mail, regular employees of the Company may solicit proxies on behalf of the Board of Directors in person or by telephone. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of the Company's stock.

     The executive offices of the Company are located at 12920 Automobile Boulevard, Clearwater, Florida 33762 and the Company's telephone number is
(727) 576-6311.

                        SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS


     The following table sets forth, as of October 5, 2000 certain information regarding the beneficial ownership of the Common Stock by (i) each director of the Company, (ii) each executive officer named in the Summary Compensation Table, (iii) each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, and (iv) all directors and executive officers of the Company as a group.



                                                               Amount and
           Name and Address of                Title of          Nature of         Common Stock     Percentage of Voting
          Beneficial Owner (1)                  Class          Beneficial          Percentage           Shares (6)
                                                                Ownership
----------------------------------------     ----------     ----------------     --------------    --------------------
Todd E.  Siegel,  individually  and
through  the  Siegel   Family  QTIP           Common              775,082            11.5%                 69.8%
Trust (2)(3)(4)                                                 6,500,000
                                             Preferred

David Kazarian (5)                            Common               89,215             1.4%                  0.5%

Michael P. Conroy (7)                         Common              165,000             2.5%                  0.8%

John Stanton (8)                              Common              139,215             2.1%                  0.7%

All Officers and Directors as a               Common            1,173,512            17.2%                 71.8%
Group (4 persons)                                               6,500,000
                                             Preferred

Gerald Couture (9)                            Common              633,837             9.7%                  3.2%


Richard M. Lilly                              Common              336,100             5.1%                  1.7%


________________________


(1) The business address for Messrs. Siegel, Kazarian, Conroy and Stanton is 12920 Automobile Boulevard, Clearwater, Florida 33762.

(2) Todd E. Siegel is the trustee of the Siegel Family QTIP Trust, established pursuant to the Siegel Family Revocable Trust (the "Trust"), and accordingly controls the shares owned of record by the Trust. The Trust is the managing partner of JADE Partners (the "Partnership") and accordingly controls the Partnership. Currently, Mr. Siegel owns 185,769 shares of Common Stock individually. The Partnership owns 390,313 shares of Common Stock. (3) The Partnership is the owner of record of 6,500,000 Shares of the Company's Voting Preferred Stock, which represents 100% of the outstanding Voting Preferred Stock. Each share of Voting Preferred Stock has the power to cast two votes per share on any matter on which the Common Stock is entitled to vote.

(4) Includes options to acquire 199,000 shares of Common Stock, of which 80,000 options are exercisable at $1.625 per share, 60,000 are exercisable at $1.00 per share and 59,000 exercisable at $.75. (5) Includes options to acquire 41,000 shares, of which 35,000 are exercisable at $1.00 and 6,000 are exercisable at $1.625 and includes 25,000 shares of Common Stock held by his wife for which Mr. Kazarian disclaims beneficial ownership. (6) Combined voting percentage of Common and Voting Preferred Stock, including 6,500,000 shares of Voting Preferred Stock held of record by the Partnership, of which Todd E. Siegel may be deemed to be the beneficial owner.

(7) Includes options to acquire 25,000 shares of Common Stock exercisable at $1.00 per share granted in connection with his Employment Agreement. See "Executive Compensation-Employment Agreements".

(8) Includes options to acquire 6,000 shares of Common Stock exercisable at $1.00 per share.

(9)  Gerald Couture is a former Officer and Director of the Company.

                                   MANAGEMENT


Directors and Executive Officers


     Set forth below is certain information, as of October 5, 2000, with respect to each person who is currently a director or executive officer of the Company.


                                                                                                             Year First
        Name                                       Position(s) Held (1)                               Age     Became a
                                                                                                              Director
--------------------    -------------------------------------------------------------------------    ----    ----------
Todd E. Siegel          Chairman of the Board of Directors, President and Chief Executive Officer     42        1986

David Kazarian          Director                                                                      58        1988

Michael P. Conroy       Director, Chief Financial Officer, Vice President and Secretary               52        1996

John Stanton            Director, Vice Chairman of the Board of Directors                             51        1996

Mark J. Connolly        Principal Accounting Officer and Controller                                   41

_________________

(1) Each director serves a one-year term that expires at the Annual Meeting or when his successor is duly elected and qualified.

     Todd E. Siegel. Mr. Siegel became President and Chief Executive Officer of the Company in 1992 and has served as a director of the Company since 1985. Mr. Siegel served from 1988 to 1992 as Executive Vice President and Chief Operating Officer of the Company and from 1985 to 1988 as Vice President of Sales. Additionally, Mr. Siegel served as the Company's Secretary from 1986 to 1996. See "Certain Transactions" and "Employment Agreements".

     David Kazarian. Mr. Kazarian has served as a director of the Company since 1988. Prior to its sale in December 1990, Mr. Kazarian and his wife owned and operated Kazarian Pharmacy. Since March 1991, Mr. Kazarian has been the founder and President of Infuserve America, Inc., a firm involved in the home health care business.

     Michael P. Conroy. Mr. Conroy has served as a director of the Company since 1996. Mr. Conroy was selected as Chief Financial Officer, Vice President and Secretary by the Board of Directors in August 1996. Since 1994, Mr. Conroy has been President of CFO Financial Services, Inc. From 1990 through 1994, Mr. Conroy was the Vice President of Finance and Chief Financial Officer of the Grant Group of Companies. Mr. Conroy is a Certified Public Accountant.

     John Stanton. Mr. Stanton has served as a director of the Company since 1996. Since 1981, Mr. Stanton has been President of Florida Engineered Construction Products Corp., which is a privately owned company. Mr. Stanton also serves as President of Octofoil, Inc., an entity that assists other companies with strategic planning. See "Certain Transactions."

     Mark J. Connolly. Mr. Connolly was appointed Controller of the Company in December 1999. Mr. Connolly served as Senior Manager at N.G. Kelly and Company from November 1997 to December 1999. Prior to 1999, Mr. Connolly served as Vice President of Operations for Hospice of Southwest Florida from February 1993 to October 1997. Mr. Connolly is a Certified Public Accountant.

Compensation of Directors

     Directors, who are not otherwise employees of the Company, are paid a $750 fee for attending meetings. The fee is $350 if a meeting is held telephonically. In addition, for each year that an individual, who is not otherwise an employee of the Company, serves as a director, he is issued options to acquire 2,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of such shares on the date of issuance. However, if the fair market value of a share of the Company's Common Stock is $1.00 or less on the date of issuance, the options granted will entitle the holder to purchase Common Stock of the Company for $1.00 per share. Directors' options are issued as of the date of each annual meeting of directors. Directors must serve until the next annual meeting of stockholders to vest their options issued in the prior year. The options expire 10 years from their issuance date. During the fiscal year ended March 31, 2000, Mr. Stanton and Mr. Kazarian were each issued options to acquire 6,000 shares of the Company's Common Stock for their services during the fiscal years ended March 31, 1997, 1998 and 1999. In addition, Mr. Stanton and Mr. Kazarian were each issued 23, 215 shares of Common Stock in lieu of cash compensation of $9,250 for meetings attended during fiscal years ended March 31, 1997, 1998, 1999 and 2000.


          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Common Stock of the Company, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors, and ten-percent stockholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons that no SEC Forms 3, 4, or 5 were required to be filed by those persons, the Company believes that during fiscal year 2000, its officers, directors and ten percent beneficial owners timely complied with all applicable filing requirements.


                             EXECUTIVE COMPENSATION

     Summary Compensation Table. The table below sets forth certain information concerning the compensation earned during fiscal years 1998, 1999 and 2000 by the Company's Chief Executive Officer and Chief Financial Officer. No other executive officer received total annual compensation in excess of $100,000.


                                                                      Annual Compensation
                                                           -----------------------------------------
                                                                                                          Securities
         Name and Principal Position              Fiscal      Salary ($)        SAR/         Other        Underlying
                                                   Year                         Bonus       ($) (1)      Options/SARs
--------------------------------------------     -------   ---------------   ----------   ----------   ---------------
Todd E. Siegel                                     2000      $209,457         $21,016       $11,766            0
  President and Chief Executive Officer            1999      $191,029              $0       $18,206       79,000  (2)
                                                   1998      $168,450              $0       $14,608       20,000

Michael P. Conroy                                  2000      $130,508         $18,021        $7,596            0
  Vice President and                               1999      $127,685              $0       $10,537       25,000  (3)
     Chief Financial Officer
                                                   1998       $23,538  (4)         $0       $10,334            0

_________________

(1) Includes automobile expenses, health and life insurance premiums paid by the Company for the benefit of named individuals.

(2) Consists of options to acquire 59,000 shares of Common Stock issued pursuant to the terms of a $100,000 loan made to the Company by Mr. Siegel. In addition, Mr. Siegel receives options to purchase 20,000 shares of the Company's Common Stock per year pursuant to a long-term incentive agreement.

(3) Consists of options to acquire 25,000 shares of Common Stock issued pursuant to Mr. Conroy'Employment Agreement.

(4) During 1998, the Company retained the services of CFO Financial Services, Inc. Mr. Conroy was affiliated with CFO Financial Services, Inc. The Company paid CFO Financial Services, Inc. $78,380 during the year ended March 31, 1998 for Mr. Conroy's services.

Aggregated Option Table. The following table sets forth information concerning options held by the Chief Executive Officer at the end of fiscal year 2000.

                              Number of Securities Underlying Exercised        Value of Unexercised in-the-Money
          Name                     Options/SARS at Fiscal Year End              Options/SARS at Fiscal Year End
                                                 (#)                                          ($)
------------------------    ---------------------------------------------    --------------------------------------

     Todd E. Siegel                          199,000 (1)                                    -0- (2)

_________________

(1)  All such options held by Mr. Siegel are currently exercisable.

(2) Value of options is based on the bid price of a share of the Company's Common Stock as of March 31, 2000 ($0.31), minus the exercise price (which ranges from $0.75-$1.625) multiplied by 100,000, which yields a negative figure.

Employment Agreements

     Effective September 1, 1994, the Company entered into an Employment Agreement with Mr. Todd E. Siegel (the "Siegel Employment Agreement"). The Siegel Employment Agreement was for a five-year term. Mr. Siegel's base salary for the period September 1, 1994 through August 31, 1995, was $150,000, and that amount increases 6% per year to approximately $189,000 for the fifth year of his agreement ended August 31, 1999. The Siegel Employment Agreement also provided for bonuses, expense reimbursement, and other performance-based incentive compensation arrangements. The Siegel Employment Agreement provided Mr. Siegel the right to receive compensation in the form of Common Stock of the Company in lieu of cash. The Company and Mr. Siegel have not entered into a new Employment Agreement for periods commencing after August 31, 1999, therefore, according to its terms, the Siegel Employment Agreement was renewed for a one-year period ending August 31, 2000.

     In connection with the execution of the Siegel Employment Agreement, Mr. Siegel was granted the right to acquire 40,000 shares of the Company's Common Stock at an exercise price of $7.00 per share, which was the fair market value of those shares as of the date of grant. In 1996, the exercise price was reset to $1.625. The options are "non-qualified" and have an exercise period of ten years.

     The Siegel Employment Agreement provides for severance payments equal to a lump sum payment of 299% of his then current base salary in the event of (i) a change of control and a subsequent termination without cause of Mr. Siegel or
(ii) a material reduction in his compensation. The Siegel Employment Agreement contains a restrictive covenant not to compete, solicit or disclose confidential information during the term of the agreement.

     The Company and Mr. Siegel have entered into an Executive Stock Appreciation Rights and Non-Qualified Stock Option Agreement (the "Long-Term Incentive Agreement") to provide for the long-term incentive of Mr. Siegel and the alignment of his interest with those of the Company's stockholders. The Long-Term Incentive Agreement grants Mr. Siegel a stock appreciation right ("SAR") equal to 3.25% of the incremental increase in the value of the Company between successive fiscal years. Originally, value was defined to mean the difference between the total market capitalization of the Company between successive fiscal year ends. Now that the Common Stock has been delisted from NASDAQ, value will be determined by the average of the high bid and ask price for the Common Stock as quoted on the NASD OTC bulletin board. The total market capitalization means the total number of shares of Common Stock outstanding multiplied by the closing price of the Common Stock traded on the NASDAQ or other quotation service. The amount payable to Mr. Siegel under the Long-Term Incentive Agreement for fiscal 2000 was $26,890.

     Mr. Siegel has the option of receiving his rights to the SARs in the form of cash or the Company's Common Stock equal to the cash value. The shares of Common Stock issued to Mr. Siegel are valued at one-half of the fair market value of the Company's Common Stock as of the March 31 in the year for which the SARs are granted (the "Valuation Date"). In the event of a change of control or sale of the Company's business, Mr. Siegel's rights under his SARs are accelerated and immediately vested.

     Pursuant to the Long-Term Incentive Agreement, the Company granted Mr. Siegel the right to acquire up to 20,000 shares of its Common Stock on an annual basis at a purchase price equal to the fair market value of such shares as of the end of each fiscal year during the term of this agreement. However, if the fair market value of a share of Common Stock is $1.00 or less at the end of a particular fiscal year, options granted during that year will entitle Mr. Siegel to purchase shares of Common Stock for $1.00 per share. The options are non-qualified and have a ten-year term. The options granted in 1998 have an exercise price of $1.00 per share.

     Effective March 1, 1998, the Company entered into an Employment Agreement with Mr. Michael P. Conroy, the Chief Financial Officer. The Employment Agreement is for a three-year term and provides for an annual base salary of $125,000, $130,000 and $136,000 in each of the three years. Pursuant to the Employment Agreement, Mr. Conroy received options to acquire 25,000 shares of the Company's Common Stock, exercisable for a period of ten years at a price of $1.00.

                              CERTAIN TRANSACTIONS


     The JADE Partners (the "Partnership") is currently the holder of 6,500,000 shares of Voting Preferred Stock. The Siegel Family QTIP Trust, established pursuant to the terms of the Siegel Family Revocable Trust (the "Trust"), which originally acquired the shares of Voting Preferred Stock in 1986 for the aggregate par value of the shares ($650.00), transferred the shares to the Siegel Family Limited Partnership in 1993. The Siegel Family Limited Partnership transferred the shares to the Partnership in 1994. Mr. Siegel is the trustee of the Trust, which is the managing general partner of the Partnership, and accordingly, controls the shares held by the Partnership.

     The Voting Preferred Stock has two votes per share on all matters submitted to a vote of other holders of Common Stock. In addition to preferential voting rights, the Voting Preferred Stock is entitled to receive upon dissolution or liquidation of the Company, the first $10,000 of proceeds distributed to stockholders of the Company upon such events. Thereafter, the Voting Preferred Stock is entitled to no additional amounts upon dissolution or liquidation of the Company. The Voting Preferred Stock has no dividend rights, redemption provisions, sinking fund provisions or conversion, or preemptive or exchange rights. The Voting Preferred Stock is not subject to further calls or assessments by the Company.

     The Voting Preferred Stock was issued to assure complete and unfettered control of the Company by its holder. The issuance of the Voting Preferred Stock constitutes an anti-takeover device since the approval of any merger or acquisition of the Company will be completely dependent upon the approval of the Trust.

     Harold B. Siegel was the inventor of the patents and other proprietary rights for the equipment and processes that the Company uses and sells. The Trust is the assignee of all such proprietary and patent rights used in the Company's business. In October 1986, the Company was granted rights to an exclusive perpetual license from the Trust to utilize the know-how and patent rights assigned to the Trust by Harold B. Siegel in the manufacture and sale of the Company's medication dispensing systems.

     The license granted to the Company by the Trust may only be terminated by the Trust in the event the Company: (i) ceases to utilize the know-how created by the Trust; (ii) defaults in making any royalty payment and fails to remedy such default within 40 days after written notice by the Trust; or (iii) becomes insolvent, makes any assignment for the benefit of creditors, is adjudged bankrupt, or if a receiver or trustee of the Company's property is appointed. Under such circumstances, the license will automatically terminate. In addition, the Trust has granted the Company the right to sublicense the rights granted under the license agreement between the Company and the Trust.

     The Trust was originally entitled to receive a royalty of 2% of the gross revenues realized from the sale of the Company's products. The license agreement further provided that the Trust would waive any royalty fees owed by the Company in the event the Company did not generate a pretax profit in any fiscal year.

     In September 1990, the Company, the Trust and Harold B. Siegel entered into an agreement whereby the Company issued the Trust 1,500,000 shares of Common Stock and the Trust and Harold B. Siegel agreed to reduce future royalties due under the license agreement from 2% to 1%. For fiscal year 2000, the Company paid $50,000 to the Trust for royalties. In addition, royalties of $266,000 are due for fiscal years ending through March 31, 2000.

     Todd E. Siegel is a guarantor of the Company's outstanding restructured credit facility with SouthTrust Bank. On September 4, 1996, the Bankruptcy Court confirmed the Company's restructured indebtedness to the Bank in the amount of approximately $28.0 million. The $28.0 million indebtedness has been separated into two notes, Plan Note I and Plan Note II, and is scheduled to be repaid as follows:

     Plan Note I, in the stated principal amount of approximately $27.0 million, provides for a portion of the principal amount, $15.0 million, to be due and payable as follows:

     (1) Interest at the rate of 7.5% for a period of two years ending September 1, 1998.

     (2) Installments of principal and interest at the rate of 7.5% payable monthly for a period of ten years ending September 1, 2006. At which time, the then outstanding principal amount is due and payable in full. The monthly installments of principal and interest are calculated based on the principal amount amortized in level monthly payments over twenty years.

     Plan Note II, in the stated principal amount of $1,000,000 provided for payment of $750,000 on or about the date of the confirmation of the Plans of Reorganization. The Company made the payment of $750,000 on or about September 5, 1996 and in accordance with the terms of Plan Note II, the stated principal amount was deemed fully satisfied.

     Plan Note I further provides that the net sales proceeds from the sale of Vangard, would be paid to the Bank. In addition, certain other mandatory prepayments of the stated principal amount were required upon the occurrence of a capital transaction in which any of the Company's subsidiaries are sold, as well as upon the receipt of any proceeds resulting from certain causes of action commenced by the Company. Plan Note I also provides that the full stated principal amount of approximately $28 million will be due and payable upon the occurrence of specified major events of default.

     Effective March 31, 1997, the stated principal amount of Plan Note I was reduced to $15.0 million. Thereby, permanently removing any contingent amount due including the additional $12 million principal amount, except for the mandatory prepayments for any capital transactions. As a result of this modification and the receipt of proceeds from the sale of Vangard, the Company realized an extraordinary gain of approximately $10.3 million, after the mandatory payment from the Vangard sales proceeds of approximately $3.1 million.

     Mr. Siegel agreed to unconditionally guarantee the full and timely payment of the SouthTrust Bank credit facility. Should the Company default on any of the above payments, Mr. Siegel agreed to immediately cure such default on demand of the Bank. If Mr. Siegel fails to cure the default, the Bank may proceed directly against Mr. Siegel for payment in a court of competent jurisdiction. In addition, Mr. Siegel, as trustee of the Siegel Family QTIP Trust, which is managing general partner of the JADE Partnership, has pledged 100,000 shares of the Company's Common Stock held by the JADE Partnership to SouthTrust Bank to secure repayment of the Partnership's obligations in the amount of approximately $300,000.

     In August 1998, Mr. Siegel loaned the Company $100,000 for general working capital needs. The terms of the loan provide for repayment in monthly installments of $17,625 including interest at 18% per annum commencing July 31, 2000. In addition, Mr. Siegel received options to purchase 59,000 shares of the Company's Common Stock at $.75 per share.

     The Company has entered into indemnification agreements with each of its directors, including Mr. Siegel. The indemnification agreements authorize indemnification of such directors to the full extent authorized or permitted by law.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Board Compensation Committee Report on Executive Compensation and the Performance Graph shall not be incorporated by reference into any such filings.


Board Compensation Committee Report on Executive Compensation

     The Board of Directors, which acts as the compensation committee for the Company, believes strongly that performance and, in turn, the maximization of stockholder value, depends to a significant extent on the establishment of a close alignment between the financial interest of stockholders and those of the Company's employees, including senior management. Compensation programs are designed to encourage and balance the attainment of short-term operational goals and long-term strategic initiatives.

     The Board of Directors believes that employees' ownership of a significant equity interest in the Company is a major incentive in building stockholder wealth and aligning the long-term interests of management and stockholders. The Board of Directors believes the Company has evolved to a point that establishment of an integrated plan that allows all employees to participate in the future growth of the Company is essential to retain and attract qualified personnel.

     The Company compensates Mr. Siegel, the Chief Executive Officer, in accordance with two agreements, the Employment Agreement and the Long-Term Incentive Agreement. See "Executive Compensation-Employment Agreements". During the year ended March 31, 2000, Mr. Siegel received a salary of $209,457 pursuant to the Employment Agreement. In accordance with the terms of the Long-Term Incentive Agreement, Mr. Siegel was entitled to receive $26,890, of which $21,016 was paid during the fiscal year ended March 31, 2000 for his stock appreciation rights and options to acquire 20,000 shares of the Company's Common Stock. The Board of Directors believes that compensation under the Long-Term Incentive Agreement is consistent with the Board of Directors' policy of aligning the long-term interests of management and stockholders.

     The SEC requires compensation committees of public companies to state their compensation policies with respect to the recently enacted federal income tax laws that limit to $1 million the deductibility of compensation paid to executive officers named in proxy statements of such companies. In light of the current level of compensation for the Company's named executive officers, the Compensation Committee has not adopted a policy with respect to the deductibility limit, but will adopt such a policy should it become relevant.

Board of Directors

Todd E. Siegel
David Kazarian
Michael P. Conroy
John Stanton

                                PERFORMANCE GRAPH

     The following graph is a comparison of the cumulative total returns for the Company's Common Stock as compared with the cumulative total return for the NASDAQ Stock Market (composite) Index and the average performance of a group consisting of corporations with a similar market capitalization. The corporations making up this group are Sobieski BNCP, Flamemaster Corporation and Nitches, Inc. The Company selected a group of corporations with a similar market capitalization because there is no public information available with respect to companies in the same line of business or peer issuers of publicly traded securities. The cumulative return of the Company was computed by dividing the difference between the price of the Company's Common Stock at the end and the beginning of the measurement period (March 31, 1995 to March 31, 2000) by the price of the Company's Common Stock at the beginning of the measurement period. The total return calculations are based upon an assumed $100 investment on March 31, 1995.


                                    (GRAPH)


------------------- --------- --------- --------- --------- --------- ---------
                     3/31/95   3/31/96   3/31/97   3/31/98   3/31/99   3/31/00
------------------- --------- --------- --------- --------- --------- ----------
Medical Technology     100         4         5         4         2         4
------------------- --------- --------- --------- --------- --------- ----------
NASDAQ Stock Market    100       135       149       225       304       560
------------------- --------- --------- --------- --------- --------- ----------
Similar Market Cap     100        96       112       161       134       105
------------------- --------- --------- --------- --------- --------- ----------

                       PROPOSAL 1 - ELECTION OF DIRECTORS


     The Board of Directors of the Company consists of only one class of directors. The current terms of the four directors, Todd E. Siegel, David Kazarian, Michael P. Conroy and John Stanton, expire in 2000. Each director has been nominated to stand for election at the Meeting for a term ending in 2001, or until their respective successors have been duly elected and qualified.

     Information concerning each of the nominees is set forth under the caption "Management-Directors and Executive Officers". Unless otherwise indicated, votes will be cast pursuant to the accompanying proxy FOR the election of these nominees. Should any nominee become unable or unwilling to accept nomination or election for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors, which has no reason to believe that any of the nominees named will be unable or unwilling to serve if elected.


          PROPOSAL 2 - EXCHANGE OF THE COMPANY'S ISSUED AND OUTSTANDING
                    SERIES I PREFERRED STOCK FOR COMMON STOCK


     The Board of Directors believes that it is in the best interests of the Company for the stockholders to exchange each share of the Company's Series Number I Preferred Stock, $.0001 par value, (the "Preferred Stock") for 0.61538 shares of the Company' common stock, $.01 par value, (the "Common Stock") (the "Exchange"). Therefore, the Board of Directors passed a resolution, subject to stockholder approval, approving the Exchange. If approved by the stockholders, a total of 6,500,000 shares of Preferred Stock will be exchanged for a total of 4,000,000 shares of Common Stock. If the Exchange is approved by the stockholders, the preferred stockholder shall deliver certificates representing shares of Preferred Stock, together with duly executed stock transfer powers, to the Company. Such shares of Preferred Stock will be cancelled by the Company and the Company will issue to the preferred stockholder one or more certificates representing a total of 4,000,000 shares of Common Stock.

Background

     The Preferred Stock was initially issued in 1986. At various times since 1986, general discussions were held between representatives of the Company and Todd E. Siegel, the Company's CEO (who indirectly controls the Preferred Stock) regarding a possible exchange of the Preferred Stock. During 1999 and 2000, the Company engaged the services of an expert to assist in valuing the Preferred Stock. During late 1999 the independent members of the Board of Directors hired outside legal counsel to assist in the consideration of the possibility of an exchange of the Preferred Stock. These general discussions were given more serious attention throughout the early part of year 2000, and in June 2000, National Securities Corporation ("National") was retained by the Company to assist it in evaluating its capital structure. Negotiations began in earnest in June 2000, between the Company and the preferred stockholder to establish specific terms for the exchange of Preferred Stock for Common Stock. Once the proposed terms of the Exchange were reached, a proposed exchange agreement was presented to the Board of Directors on July 28, 2000. The Board of Directors considered the Exchange Agreement and requested that National opine as to the fairness of the proposed transaction and tabled further discussion of the Exchange until, if and when National was ready to give such an opinion.

     Upon completion of the fairness opinion prepared by National (the "National Fairness Opinion"), the Board of Directors met to evaluate the Exchange and considered a variety of factors, including financial and operating information relating to the Company and reports from, and presentations by National, legal counsel, and other outside consultants. The factors considered by the Board of Directors, all of which were deemed material but were given varying priorities by the individual directors, included, but were not limited to the foregoing:
(i) the Exchange Agreement dated July 24, 2000, between the Company and the Jade Family Limited Partnership (attached as Exhibit A to this Proxy Statement), (ii) the exchange ratio for the Preferred Stock; (iii) a comparison of financial data for similar publicly traded companies; (iv) the financial history of the Company; (v) certain financial projections prepared by management; (vi) the National Fairness Opinion; and (vii) an independent valuation of the Company's common and preferred stock.

     The Board of Directors believes the Exchange will assist management in exploring new business opportunities, in part, by making the Company more attractive to third parties as an investment and to generally increase interest in the Company in the investment community. The Board of Directors also believes that the Exchange will further the goals of the Company to list its stock on a stock exchange or on the NASDAQ Stock Market.

     The Board of Directors has concluded, in light of these factors, that the Exchange of the Preferred Stock is in the best interests of the Company and its stockholders. The Board of Directors did not attempt to weigh the factors considered and no poll of the directors was taken to determine which of the factors considered they deemed most important in arriving at their ultimate conclusion.

     Because Mr. Siegel indirectly controls the Preferred Stock, he abstained from the voting to approve the exchange.

Exchange of Preferred Stock

     The Board of Directors has considered, approved and recommends that the stockholders approve the exchange of its Preferred Stock for Common Stock. The vote on the Exchange requires approval by a majority of the holders of common and preferred stock. Absent contrary instructions, shares represented by properly executed proxies in the accompanying form will be voted FOR exchange consistent with the terms outlined below. Any stockholder who wishes to withhold authority from the proxy holders to vote for the exchange of the Preferred Stock for Common Stock or to withhold authority to vote for any additional initiatives of the Board of Directors may do so by marking his proxy to that effect.

     There are 6,500,000 shares of Preferred Stock outstanding as of the Record Date and there was one holder of those shares, the Jade Family Partnership (the "Partnership"). The Partnership is indirectly controlled by Todd Siegel, the Company"s CEO. The Company proposes that the Preferred Stock be exchanged for Common Stock at the rate of approximately 0.61538 shares of Common Stock for every one share of Preferred Stock. If the Exchange is adopted, the Company will be required to issue 4,000,000 additional shares of Common Stock, increasing the Company's outstanding shares of Common Stock from 6,542,621 to 10,542,621. If the Exchange is approved, the Preferred stockholder will own approximately 41.6% of the Common Stock upon completion of the Exchange including 390,313 (3.3%) shares held by the Preferred shareholder before the exchange. Therefore, if the Exchange is approved, the current holder of the Preferred Stock and its affiliates would own a significant percentage of the Common Stock and will continue to have a controlling influence on the affairs of the Company. The shares of Common Stock that will be issued to the holder of the Preferred Stock will be exempt from registration under the Securities Act of 1933, as amended (the "Act") under Section 3(a)(9) of the Act. Upon completion of the Exchange, there will be no outstanding Preferred Stock.

Series Number I Preferred Stock

     The holders of Preferred Stock are not entitled to receive dividends. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of the Preferred Stock are entitled to receive the first $10,000 in distributions out of the assets of the Company available for distribution to stockholders. Thereafter any of the assets of the Company, available for distribution, shall be made solely to the holders of the Company's Common Stock. In addition, the holders of Preferred Stock are entitled to two votes for each share held on all matters on which the holders of Common Stock are entitled to vote and shall vote together with the holders of Common Stock and not as a separate class or series (the preferred stockholders will not vote on this Proposal 3). Accordingly, the preferred stockholder and its affiliates currently control approximately 66.5% of the voting power at the stockholders meeting. Shares of Preferred Stock are not subject to a sinking fund.

     The Company proposes to exchange the Preferred Stock for Common Stock, primarily to create a capital structure that the Company believes is more attractive to existing and potential investors. The affect upon the holders of the Preferred Stock will include the loss of their voting and liquidation preferences.

Fairness Opinion Of National Securities Corporation

     National is a nationally recognized investment banking firm and was selected by the Company based upon National's reputation and general investment banking experience, including its experience in rendering fairness opinions. National, as part of its investment banking services, is engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales, recapitalizations and distributions of listed and unlisted securities and private placements. National had no prior business relationship with the Company prior to its engagement of June 2000. By an engagement letter dated June 27, 2000, and executed by the Company on June 30, 2000, the Board of Directors retained National to act as its financial advisor to provide assistance to the Board of Directors in its evaluation of the Exchange. The Company agreed to pay National an aggregate fee of $35,000, pursuant to the terms of the engagement letter payable upon delivery of their opinion.

     Over the course of several weeks, management worked to develop the Exchange Ratios (as defined below) to be used in the Exchange. Once the general provisions of the Exchange were negotiated, management thereafter submitted the Exchange to the Board of Directors for the Board of Director's approval. The Board of Directors then requested that National opine in connection with the Exchange prior to such time as the Exchange would be submitted to the stockholders of the Company for their approval. As of July 26, 2000, National presented the National Fairness Opinion to the Board of Directors. The National Fairness Opinion was reviewed by the Board of Directors at a Special Meeting convened on July 28, 2000. The National Fairness Opinion stated that, as of July 26, 2000, and based on the matters and subject to the various considerations set forth therein, that the Exchange Ratios (as defined below) used in the Exchange were fair from a financial point of view to the Company's stockholders.

     National has consented to the inclusion of the National Fairness Opinion in this Proxy Statement.

     THE FULL TEXT OF THE NATIONAL FAIRNESS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS EXHIBIT B TO THIS PROXY STATEMENT. THE SUMMARY OF THE NATIONAL FAIRNESS OPINION SET FORTH IN THIS PROPOSAL IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE NATIONAL FAIRNESS OPINION IN ITS ENTIRETY. THE NATIONAL FAIRNESS OPINION WAS PREPARED FOR AND ADDRESSED TO THE BOARD OF DIRECTORS ONLY AS TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIOS USED IN THE EXCHANGE, AND DOES NOT CONSTITUTE AN OPINION AS TO THE MERITS OF THE EXCHANGE, A VOTE IN CONNECTION WITH THE EXCHANGE OR A RECOMMENDATION AS TO ANY SPECIFIC AMOUNT OF CONSIDERATION FOR THE EXCHANGE. IN ADDITION, THE NATIONAL FAIRNESS OPINION IS NOT DIRECTED TO THE FAIRNESS OF EXCHANGE RATIOS USED IN THE RECLASSIFICATION AMONG THE VARIOUS STOCKHOLDERS OF THE COMPANY OR TO ANY INDIVIDUAL STOCKHOLDER.

     IN RENDERING ITS OPINION AS TO THE FAIRNESS OF THE EXCHANGE RATIOS USED IN THE EXCHANGE, NATIONAL EXPRESSLY EXCLUDED FROM ITS OPINION ANY OF THE INVESTMENTS OR PRIOR TRANSACTIONS COMPLETED BY THE COMPANY OTHER THAN THE EXCHANGE.

In rendering its opinion, National:

     (i) relied on management statements that, subject to stockholder approval, the Company will effect a 2.5 share for 1 share reverse stock split.

     (ii) reviewed the exchange agreement between the Company and the holder of Preferred Stock, the Jade Family Partnership;

     (iii)reviewed the Company's annual reports on Form 10-K for fiscal years ended March 31, 1998, 1999 and 2000 and reviewed the Company's quarterly reports on Form 10-Q for the periods ended September 30, 1999 and December 31, 1999;

     (iv) reviewed the Company's Certificate of Incorporation and Bylaws;

     (v)  reviewed certain financial projections prepared by management;

     (vi) held discussions with senior management and reviewed historical and current operations and financial conditions, as well as forecasts and strategic opportunities of the Company and its wholly-owned subsidiary, MTS Packaging Systems, Inc.;

     (vii)visited certain facilities of the Company and MTS Packaging Systems, Inc.

     (viii) reviewed current and historical market prices and trading data of the Company's Common Stock;

     (ix) reviewed financial and market data for certain companies deemed comparable to the Company (the "Peer Group");

     (x)  reviewed and analyzed mergers and acquisitions of the Peer Group;

     (xi) analyzed the financial impact of the Exchange on the Company's Common Stock;

     (xii)Conducted  a  valuation   analysis  of  the  Company's   Common  Stock
          comparing it to the common stock values of the Peer Group;

     (xiii) reviewed calculations and analysis prepared by an outside analyst as to the value of the Exchange.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the National Fairness Opinion. In arriving at its fairness determination, National did not attribute any particular weight to any analysis or fact considered by it, but rather made qualitative judgements as to the significance and relevance of each analysis and factor.. No company or transaction used in the above analyses as a comparison is directly comparable to the Company's business or its subsidiary. The analyses were prepared solely for the purpose of National's providing its opinion to the Board of Directors as to the fairness, from a financial point of view, of the Exchange Ratios (as defined herein) used in the Exchange.

     National did not verify independently the foregoing information which was provided to National by the Company or which was publicly available through sources such as the SEC's EDGAR system. National did rely upon the accuracy of the foregoing and completeness of the foregoing information. Where the Company provided National with unaudited information, National relied upon the representations of Management regarding the accuracy and completeness of those unaudited financial statements. National assumed that all projections were prepared on a reasonable basis reflecting the best available information, estimates and judgement of the Company, and that such projections will be realized in the amounts and time periods currently estimated by management. National did not make any independent appraisals or evaluations of the assets of the Company or any of the underlying assets of its subsidiary.

     The National Fairness Opinion concluded that the exchange of 6,500,000 shares of Preferred Stock held by the JADE Family Limited Partnership for 4,000,000 shares of Common Stock, which equates to a ratio of approximately
0.61538 shares of Common Stock for every share of Preferred (the "Exchange Ratios") was, when taken as a whole fair, from a financial point of view, to the Company's stockholders.

Certain Federal Income Tax Consequences to Holders of Preferred Stock

     The following is a summary of certain Federal income tax consequences of the Exchange to holders of Preferred Stock and is based on the Federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of Federal income taxation which may be important to particular holders of Preferred Stock in light of their individual investment circumstances, including holders who hold, directly or indirectly, 10% or more of Preferred Stock and certain types of holders subject to special tax rules (e.g., financial institutions, broker-dealers, insurance companies, tax-exempt organizations, and foreign taxpayers). In addition, this summary does not address state, local or foreign tax consequences. Holders of Preferred Stock are urged to consult their tax advisors regarding the specific Federal, state, local and foreign income and other tax consequences of the Exchange.

     The receipt of Common Stock in exchange for shares of Preferred Stock pursuant to the Exchange will be a non-taxable transaction for Federal income tax purposes. In general, a holder of Preferred Stock will not recognize gain or loss for Federal income tax purposes. A holder who receives shares of Common Stock in exchange for Preferred Stock will have a basis in the shares of Common Stock received equal to the basis of the Preferred Stock and the holding period of such shares of Common Stock will include the holding period of the Preferred Stock.

Incorporation by Reference

     The Company incorporates by reference the following periodic reports filed with the SEC:

     o Annual report on Form 10-K for the years ending March 31, 1998, 1999 and 2000.

     o Amendment to Annual Report on Form 10-K/A for the year ended March 31, 2000.


     o Quarterly Report on Form 10-Q for the quarters ended September 30, 1999, December 31, 1999 and June 30, 2000.


     STOCKHOLDERS ARE STRONGLY URGED TO READ THE COMPANY'S PERIODIC REPORTS. THESE REPORTS CAN BE ACCESSED AT THE SEC WEBSITE, WWW.SEC.GOV OR BY WRITTEN REQUEST OF THE COMPANY (INSTRUCTIONS ON REQUESTING PERIODIC REPORTS ARE INCLUDED IN THE SECTION TITLE "OTHER MATTERS"). THE REPORTS CONTAIN IMPORTANT DISCLOSURE AND DISCUSSION OF THE CONDITION OF THE COMPANY. THIS INFORMATION IS IMPORTANT TO CONSIDER IN A DETERMINATION WHETHER OR NOT TO VOTE FOR THE PROPOSED EXCHANGE. STOCKHOLDERS ALSO ARE ENCOURAGED TO READ THE SECTION ENTITLED, "FAIRNESS OPINION OF NATIONAL SECURITIES CORPORATION" AND THE FULL TEXT OF THAT OPINION, ATTACHED TO THIS PROXY AS EXHIBIT B. NOTHING IN THE NATIONAL FAIRNESS OPINION SHOULD BE CONSTRUED AS LEGAL OR INVESTMENT ADVICE TO AN INDIVIDUAL STOCKHOLDER.

Vote Required


     The affirmative vote of a majority of both of (a) the outstanding shares of the Common Stock entitled to vote on the Exchange and (b) the outstanding shares of Preferred Stock entitled to vote on the Exchange are required for approval of the Exchange. If the Exchange is adopted, it will become effective November 10, 1999 2000.


     The Board of Directors recommends a vote FOR this proposal.


                        PROPOSAL 3 - REVERSE STOCK SPLIT


     The Board of Directors believes it is in the best interest of the Company to amend the Company's Certificate of Incorporation (the "Amendment") to effect a 1 for 2.5 reverse stock split (the "Reverse Split") and to provide for the payment of cash in lieu of fractional shares otherwise issuable in connection with the Reverse Split. Therefore, the Board of Directors passed a resolution, subject to stockholder approval, approving the Amendment to effect the Reverse Split. There will be no change in the number of the Company's authorized shares of Common or Preferred Stock and no change in the par value of the Common or Preferred Stock.

     If the Reverse Split is approved, the Board of Directors will have the authority, without further stockholder approval, to effect the Reverse Split, pursuant to which each of the Company's presently outstanding shares (the "Old Shares") of Common and Preferred Stock would be exchanged for new shares (the "New Shares") of Common or Preferred Stock (as applicable) in an exchange ratio of one New Share for each 2.5 Old Shares. The Board of Directors would also have the authority to determine the exact timing of the Reverse Split, which may be at any time on or prior to March 31, 2001, without further stockholder approval. The timing will be determined in the judgment of the Board of Directors, with the intention of maximizing the benefits of the Reverse Split to stockholders and the Company. The Board of Directors currently intends to file the amendment to its Articles of Incorporation as soon as it receives approval of the stockholders and Board of Directors. See "Purposes of the Reverse Split." The text of the proposed Amendment is set forth on Exhibit C to this Proxy Statement.

     The Board of Directors also reserves the right, notwithstanding stockholder approval and without further action by stockholders, to not proceed with the Reverse Split, if, at any time prior to filing the Amendment with the Secretary of State of the State of Delaware, the Board of Directors, in its sole discretion, determines that the Reverse Split is no longer in the best interests of the Company and its stockholders. The Board of Directors may consider a variety of factors in determining whether or not to implement the Reverse Split, including, but not limited to:

     o    overall trends in the stock market;

     o recent changes and expected trends in the per share market price of the Company's Common Stock;

     o    business and transactional developments; and

     o    the Company's actual and projected financial performance.

     The Reverse Split will result in a consolidation or reduction in the number of shares of our common stock that are issued and outstanding, so that after the Reverse Split each common and preferred stockholder will own two fifths of the number of shares owned prior to the Reverse Split and each optionee or warrant holder will have the right to receive upon conversion or exercise of the securities they own two fifths of the number of shares he would have been entitled to receive prior to the Reverse Split. Although the Reverse Split will reduce the number of outstanding shares, it will not reduce the number of authorized shares. Implementation of the Reverse Split will not change the relative equity positions among common and preferred stockholders nor the contingent equity positions of the holders of stock options and warrants. The Reverse Split will not alter the relative rights of the common stockholders, preferred stockholders, warrant holders or optionees.

     The Reverse Split will not:

     o affect your percentage ownership interest or proportional voting power, except for minor differences if you receive cash instead of a fractional share;

     o    reduce the authorized number of common stock;

     o    have an effect on the par value of our common stock;

     o substantially affect your voting rights or other privileges, unless you would receive cash for all of your stock holdings (only applicable if you own less than 2.5 shares of Common Stock); or

     o    substantially reduce our number of stockholders.

     Our common stock is currently registered under section 12(g) of the Securities Exchange Act of 1934, as amended (the "1934 Act"). The Reverse Split will not affect the registration of our common stock under the 1934 Act.

Purposes of the Reverse Split

     Although the effect of a Reverse Split on the market price of our common stock cannot accurately be predicted, we believe that if stockholders approve the Reverse Split and the Reverse Split is effected, the market price of our common stock will likely increase. We cannot guarantee that the market price of our common stock following the Reverse Split will increase in direct proportion to the exchange ratio selected by our Board of Directors or that any such increase will be sustained for an extended period of time. Nor can we guarantee that the Reverse Split will not adversely affect the market price of our common stock.

     Assuming the market price of our common stock will increase following effectiveness of the Reverse Split, management also believes that the perception of our common stock as an investment will improve and that our common stock will appeal to a broader market. Due to the volatility of low priced stocks, we believe the investment community generally views common stock that sells at a low price negatively. Some brokers are reluctant to or will not recommend that their clients purchase lower priced stocks, and institutional investors may be prohibited from purchasing such stocks as a matter of policy. These practices may adversely affect the liquidity of our common stock and our ability to raise additional equity capital. Management believes that additional interest in our common stock by the investment community is desirable and could result in a more stable trading market for our common stock. An increased market price that may result from the Reverse Split may encourage interest and trading in our common stock.


     In addition, by decreasing the number of outstanding shares of common stock and preferred stock and the number of shares of common stock the holders of outstanding options and warrants are entitled to acquire, the Reverse Split will increase the number of shares of our common stock available for future issuance. Our Certificate of Incorporation currently authorizes the issuance of up to 25,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), and 7,500,000 shares of preferred stock, par value $.0001 per share (the "Preferred Stock"). As of October 5, 2000, we had 6,542,621 shares of Common Stock issued and outstanding and 8,085,386 million shares on a fully diluted basis, including shares issuable upon the exercise of outstanding options and warrants. There were also 6,500,000 shares of Preferred Stock outstanding. The Reverse Split will increase the number of shares available for future issuance by approximately 7,825,573 million shares (assuming a 1 for 2.5 reverse stock split and assuming that we do not issue additional shares of common stock).


Certain Effects of the Reverse Split

     The following table illustrates the principal effects of the Reverse Split on the Company's Common Stock:

                           Number of Shares                 Prior to the          Subsequent to
                                                            Reverse Split         Reverse Split
                  ------------------------------------    ------------------    ------------------
                  Authorized Common Stock                    25,000,000            25,000,000

                  Outstanding(1) (2)                          6,542,621             2,617,048

                  Authorized Preferred                        7,500,000             7,500,000

                  Outstanding(1)(3)                           6,500,000             2,600,000

                  Available for Future Issuance(3)           19,457,379            27,282,952


     (1)  Gives  effect to the  Reverse  Split as if it  occurred  on the Record
          Date, subject to adjustment resulting from the repurchase by the Company of fractional shares.

     (2) Excludes shares of Common Stock issuable upon the exercise of outstanding options and warrants under the Medical Technology Systems, Inc. 1997 Stock Option Plan. Upon effectiveness of the Reverse Split, each option will be appropriately adjusted as to exercise price and number of shares subject to stock options to reflect the Reverse Split.

     (3) Does not take into account the proposed exchange of all 6,500,000 shares of Preferred Stock for 4,000,000 shares of Common Stock, which is subject to Stockholder approval. If such exchange is approved, the preferred stockholders will receive 1,600,000 shares of Common Stock.

     Stockholders should recognize that if the Reverse Split is effectuated they will own a fewer number of shares than they presently own (a number equal to the number of shares owned immediately prior to the filing of the Amendment divided by 2.5 (before adjustment for fractional shares, as described below)). While the Company expects that the Reverse Split will result in an increase in the market price of the Common Stock, there can be no assurance that the Reverse Split will increase the market price of the Common Stock by a multiple of 2.5 or result in the permanent increase in the market price (which is dependent upon many factors, including, but not limited to, the Company's performance and prospects). Also, if the market price of the Common Stock declines, the percentage decline may be greater than would pertain in the absence of a Reverse Split. Furthermore, the possibility exists that liquidity in the market price of the Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Split. In addition, the Reverse Split will increase the number of stockholders of the Company who own odd-lots (less than 100 shares). Stockholders who hold odd-lots typically will experience an increase in the cost of selling their shares, as well as greater difficulty in effecting such sales. There can be no assurance that the Reverse Split will achieve the desired results that have been outlined above.

Procedure for Effecting Reverse Split and Exchange of Stock Certificates

     If the Amendment is approved by the Company's stockholders, and if the Board of Directors still believes that the Reverse Split is in the best interests of the Company and its stockholders, the Company will file the Amendment with the Secretary of State of Delaware at such time as the Board of Directors has determined the appropriate effective time for the Reverse Split. The Board of Directors may delay effecting the Reverse Split until March 31, 2001 without resoliciting such stockholder approval. The Reverse Split will become effective on the date of filing the Amendment (the "Effective Date"). Beginning on the Effective Date, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares.

     Promptly after the Effective Date, stockholders will be notified that the Reverse Split has been effected. The Company's transfer agent, Continental Stock Transfer and Trust Company, will act as exchange agent (the "Exchange Agent") for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the Exchange Agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the Exchange Agent. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

Fractional Shares

     No scrip or fractional certificates will be issued in connection with the Reverse Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by 2.5, will be entitled, upon surrender to the Exchange Agent of certificates representing such shares, to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Common Stock as reported in the Over the Counter Bulletin Board on the last trading day prior to the Effective Date (or if such price is not available, the average of the last bid and ask prices of the Common Stock on such day or other price determined by the Board of Directors). The ownership of a fractional interest will not give the holder of such fractional interest any voting, dividend, or other rights except to receive payment as described in this section.

     Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the Effective Date may be required to be paid to a designated agent for each such jurisdiction, unless correspondence has been received by the Company or the Exchange Agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

No Dissenter's Rights

     Under Delaware law, stockholders are not entitled to dissenter's rights with respect to the proposed Amendment.

Federal Income Tax Consequences of the Reverse Split

     The following is a summary of certain material federal income tax consequences of the Reverse Split, and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or other U.S. federal tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. EACH STOCKHOLDER SHOULD CONSULT WITH SUCH STOCKHOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE CONSEQUENCES OF THE REVERSE SPLIT.

     No gain or loss should be recognized by a stockholder of the Company upon such stockholder's exchange of Old Shares for New Shares pursuant to the Reverse Split (except to the extent of any cash received in lieu of a fraction of a New Share). Cash payments in lieu of a fractional New Share should be treated as if the fractional share were issued to the stockholder and then redeemed by the Company for cash pursuant to Section 302 of the Internal Revenue Code of 1986, as amended. A Company stockholder receiving such payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder's basis in the fractional share (determined as provided below). Such gain or loss will be capital gain or loss if the payment of cash in lieu of the fractional share is undertaken solely for the purpose of saving the Company the expense and inconvenience of issuing and transferring fractional shares, is not separately bargained for consideration and the payment is "not essentially equivalent to a dividend" with respect to the stockholder under the federal income tax law. For this purpose, a payment is not essentially equivalent to a dividend if it results in a "meaningful reduction" in the stockholder's percentage interest in the Company, taking into account the constructive ownership rules and redemptions of fractional shares from all the stockholders. The Internal Revenue Service has ruled publicly that any reduction in the percentage interest of a small minority stockholder in a publicly-held corporation who exercises no control over corporate affairs should constitute a meaningful reduction.

     The aggregate tax basis of the New Shares received in the Reverse Split (including any fraction of a New Share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the Old Shares exchanged therefor. The stockholder's holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the Reverse Split.

Required Vote

     The affirmative vote of a majority of the outstanding shares of Common Stock and Preferred Stock entitled to vote on the Amendment will be required to approve the Amendment. If the Amendment is adopted it will become effective upon filing of the of the Amendment with the Secretary of State of the State of Delaware.

     The Text of this Amendment is annexed as Exhibit C.

     The Board of Directors unanimously recommends a vote FOR this proposal.

               PROPOSAL 4 - RATIFY THE APPOINTMENT OF INDEPENDENT
                           CERTIFIED PUBLIC ACCOUNTANT


     The Company's Board of Directors has appointed Grant Thornton LLP ("Grant Thornton") as independent accountants to audit the consolidated financial statements of the Company for the year ending March 31, 2001. Representatives of Grant Thornton are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions posed by stockholders. The Company has not had any changes in or disagreements with its independent accountants or accounting or financial disclosure issues. The Board of Directors recommends a vote FOR the ratification of the appointment of Grant Thornton as the Company's independent certified public accountant for fiscal year 2001.


              PROPOSALS OF STOCKHOLDERS FOR THE NEXT ANNUAL MEETING

     (1) Proposals of stockholders intended for presentation at the next annual meeting must be received by the Company on or before April 15, 2001, in order to be included in the Company's proxy statement and form of proxy for that meeting.

                                  OTHER MATTERS


     The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other matter should be presented properly, it is intended that the enclosed Proxy will be voted in accordance with the judgment of the individuals named in the Proxy.

     The Company will provide to any stockholder, upon the written request of any such person, a copy of the Company's Annual Report on Form 10-K, including the financial statements and the schedules attached to the Company's Annual Report, for its fiscal year ended March 31, 2000, as filed with the SEC pursuant to Rule 13a-1 under the Securities Exchange Act of 1934. All such requests should be directed to Michael P. Conroy, Secretary, Medical Technology Systems, Inc., 12920 Automobile Boulevard, Clearwater, Florida 33762. No charge will be made for copies of such annual report; however, a reasonable charge for the exhibits will be made.


                                           By Order of the Board of Directors,

                                           /s/ Michael P. Conroy
                                           ---------------------
                                           Michael P. Conroy, Secretary




Clearwater, Florida
October 6, 2000

                                                                     Exhibit A


                               EXCHANGE AGREEMENT
                               ------------------

     This Exchange Agreement (the "Agreement") is made and entered on July 24, 2000, by and among Medical Technology Systems, Inc. (the "Company") and the JADE Family Limited Partnership (the "Preferred Stockholder").

Background

     The Company has decided upon a recapitalization of its capital stock, whereby the Company, subject to approval of its stockholders, will effectuate an exchange of the outstanding shares of the Company's preferred stock for shares of the Company's common stock (the "Exchange"). The Preferred Stockholder owns 6,500,000 shares of Series Number I preferred stock, par value $.0001 per share (the "Preferred Stock"), which has the rights set forth in the Company's Certificate of the Designation, Preferences, Rights and Limitations. The Company and the Preferred Stockholder have agreed that, subject to the terms and conditions of this Agreement, the Preferred Stockholder will tender to the Company 6,500,000 shares of Preferred Stock and the Company will exchange the Preferred Stock for 4,000,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock").

     Accordingly, in consideration, of the mutual covenants and agreements set forth below, the parties agree as follows:

Terms

1.   Exchange  of  Certificates.  If  the  Company's  stockholders  approve  the
     Exchange, the Preferred Stockholder shall deliver to the Company certificates representing 6,500,000 shares of Preferred Stock, together with stock transfer power, duly executed in blank. Such shares of Preferred Stock will be cancelled by the Company and the Company shall issue to the Preferred Stockholder a certificate or certificates representing 4,000,000 shares of Common Stock (the "Exchanged Shares").

2. Representations and Warranties of the Company. The Company represents and warrants to the Preferred Stockholder as follows: (i) the Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, (ii) the execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action (excluding stockholder approval),
     (iii) this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies) and (iv) the Exchanged Shares will be validly issued, fully paid and non-assessable when issued.

3. Representations and Warranties of the Preferred Stockholder. The Preferred Stockholder, represents and warrants to the Company that (i) this Agreement has been duly executed and delivered by the Preferred Stockholder; (ii) the execution, delivery and performance by the Preferred Stockholder of, and the consummation by the Preferred Stockholder of the transactions contemplated by, this Agreement have been duly and validly authorized by all necessary partnership action on the part of the Preferred Stockholder;
     (iii) this Agreement constitutes a legal, valid and binding obligation of the Preferred Stockholder enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable
     remedies)  and  (iv)  the  Preferred  Stockholder   acknowledges  that  the
     Exchanged Shares will not be registered under any federal or state securities laws, will bear appropriate legends restricting transfer, and may not be transferred except in accordance with all applicable securities laws.

     4. Miscellaneous.

     (a) Survival of Provisions. The representations and warranties of the parties made in or pursuant to this Agreement shall survive the consummation of any of the transactions contemplated hereby, in each case regardless of any investigation that may have been or may be made by or on behalf of any other party.

     (b) Communications. All notices and other communications required or permitted by this Agreement shall be in writing, and, (i) if to the Preferred Stockholder, addressed to the Preferred Stockholder at 12920 Automobile Boulevard, Clearwater, Florida or at such other address as the Preferred Stockholder may designate in a written notice to the Company and (ii) if to the Company, to Medical Technology Systems, Inc., 12920 Automobile Boulevard, Clearwater, Florida 33762, Attn:
          Chief Financial Officer or to such other address as the Company may designate in a written notice to the Preferred Stockholder. All notices and other communications required or permitted by this Agreement shall be deemed to have been duly given if personally delivered to the intended recipient at the proper address determined pursuant to this Section or sent to such recipient at such address by registered or certified mail, return receipt requested, Express Mail, Federal Express or similar overnight delivery service for next business day delivery and will be deemed given, unless earlier received: (1) if sent by certified or registered mail, return receipt requested, five calendar days after being deposited in the United States mail, postage prepaid; (2) if sent by Express Mail, Federal Express or similar overnight delivery service for next Business Day delivery, the next Business Day after being entrusted to such service, with delivery charges prepaid or charged to the sender's account; and
          (3) if delivered by hand, on the date of delivery.

     (c) Binding Effect; Successors and Assigns; Entire Agreement. Except as expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give any person other than the parties to this Agreement any remedy or claim under or by reason of this Agreement or any term, covenant or condition of this Agreement, all of which shall be for the sole and exclusive benefit of the parties. This Agreement and all of the provisions shall be binding upon and inure to the benefit of the parties and their respective successors, heirs, executors, legal representatives and permitted assigns. This Agreement sets forth the entire agreement and understanding among the parties as to the specific subject matter of this Agreement and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them with respect to such subject matter.

     (d) Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented unless approved in writing by the Company and the Preferred Stockholder.

     (e)  Governing  Law.   This  Agreement  will be  governed  by,  and will be
          construed in accordance with, the laws of Florida.

     (f) Interpretation. The headings of the sections contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect the meaning or interpretation of this Agreement.

     (g) No Implied Waivers. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, agreements, covenants, obligations or commitments contained or made pursuant to this Agreement. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by any party to exercise any right, privilege or remedy hereunder shall be deemed a waiver of such party's rights, privileges or remedies hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

     (h)  Counterparts.  This   instrument  may  be  executed  in  two  or  more
          counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

     (i) Further Assurances. Each party shall cooperate and take such actions as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated by this Agreement.

5. Stockholder Approval. The transactions contemplated by this Agreement are expressly contingent upon the approval of a majority of the shares voting at a meeting of the stockholders of the Company, excluding shares held by the Preferred Stockholder, Todd E. Siegel or any of their respective affiliates. This Agreement shall have no force or effect if such approval is not obtained on or before January 31, 2001 or if a stockholder vote is held and the transactions contemplated by this Agreement are not approved by the stockholders of the Company.

6. Reverse Stock Split. The parties expressly contemplate the possibility that the Company may effectuate a 1 share for 2.5 shares reverse stock split. Such reverse stock split shall have no effect upon the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date set forth above.


                            MEDICAL TECHNOLOGY SYSTEMS, INC.

                            By:______________________________________________
                            Name: ___________________________________________
                            Title:___________________________________________

                            JADE Family Limited Partnership

                            By: ______________________________________________
                                Todd E. Siegel as Trustee of the Siegel Family QTIP Trust, its general partner

                                                                   Exhibit B

National Securities Corporation

July 26, 2000

The Board of Directors
Medical Technology Systems, Inc.
12920 Automobile Boulevard
Clearwater, Florida  33762

Gentlemen:

     You have asked National Securities Corporation ("National") to render an opinion (the "Opinion") as to the fairness, from a financial point of view, to the stockholders of Medical Technology Systems, Inc. ("MTSI") of the Exchange Ratio (as defined below) to the MTSI stockholders in connection with the proposed conversion or exchange (the "Exchange") of MTSI preferred stock into MTSI common stock by the preferred stockholders ("Preferred Stockholders") pursuant to the terms and conditions set forth in the Agreement of Exchange dated July 24, 2000 (the "Agreement").

     Pursuant to the Agreement, as more fully described therein, each holder of a share of Preferred Stock shall have the right to exchange said share of Preferred Stock for 0.61538 (the "Exchange Ratio") share(s) of MTSI common stock. Currently, there are 6,500,000 shares of Preferred Stock outstanding. Assuming all shares of Preferred Stock are Exchanged, the holder(s) thereof shall have the right to receive 4,000,000 shares of MTSI common stock, Such Exchange is to be effective on the day following the annual meeting (estimated to be September 12, 2000), provided that it is approved by the shareholders (the "Effective Date,").

     In the course of analysis for rendering this Opinion, we have:

(i)  relied  on  MTSI's  management   statement  that,  subject  to  shareholder
     approval, MTSI will effect a 2.5 share for 1 share reverse stock split effective September 12, 2000.

(ii) reviewed the Exchange Agreement;

(iii)reviewed MTSI's annual reports on Form 10-K for fiscal years ended March 31, 1998, 1999 and 2000 and reviewed MTSI's quarterly reports on Form 10-Q for the periods ended September 30, 1999 and December 31, 1999;

(iv) reviewed the Certificate of Incorporation and By-Laws of MTSI;

(v)  reviewed certain financial projections prepared by MTSI's management;

(vi) held discussions with MTSI's senior management and reviewed historical and current operations and financial conditions, as well as forecasts and strategic opportunities of MTSI and its wholly owned subsidiary, MTS Packaging Systems, Inc.;

(vii) visited certain facilities of MTSI and MTS Packaging Systems, Inc.;

(viii) reviewed current and historical market prices and trading data of MTSI Common Stock;

(ix) reviewed financial and market data for certain public companies we deemed comparable to MTSI (the "Peer Group");

(x)  reviewed and analyzed mergers and acquisitions of the Peer Group;

(xi) analyzed the financial impact of the Exchange on the Common Stock of MTSI;

(xii)conducted a valuation analysis of MTSI Common Stock comparing it to the common stock values of the Peer Group;

(xiii) reviewed calculations and analysis prepared by Marshall and Stevens, Inc. as to the value of the Exchange.

     In addition to the above, we have performed such other analyses and reviewed such other documents and information as were deemed appropriate.

     In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all financial and other information available to us from public sources and provided to us by MTSI and their respective representatives. Our analysis of the post-Exchange capital structure relies on MTSI's management's forecasts as to the reasonableness and achievability of the financial and operating projections. We have not been engaged to assess the achievability of such projections or assumptions on which they were based and, therefore, we express no view as to the accuracy of such projections or assumptions.

     Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

     Our Opinion is limited to a determination of the fairness, from a financial point of view, of the Exchange Ratio as set forth in the Agreement. We have not examined the merits or fairness of any other transactions contemplated by MTSI. In addition, we assume that the factual circumstances and terms, as they exist as of the date of our Opinion, will remain substantially unchanged until the Exchange is completed. We have not assumed any responsibility for verifying the accuracy of the advice and conclusions of MTSI's legal counsel and accountants with respect to the tax and accounting matters provided to us. We have assumed that the Exchange will be consummated in accordance with the terms of the Agreement and that shareholder approval will occur at the annual meeting on September 11, 2000.

     As part of our investment banking services, we are regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, recapitalizations, underwritings, sales and distributions of listed and unlisted securities and private placements. We have been engaged by the Board of Directors of MTSI to render financial advisory services to MTSI in connection with the Exchange and will receive a fee for our services, including a fee upon the delivery of this Opinion. We may, in our ordinary course of business, serve as a market maker in the Common Stock of MTSI and may actively trade in the securities of MTSI for our own account or for the account of our customers and accordingly may at any time hold a long or short position in the MTSI Common Stock. Additionally, we may provide equity research coverage of MTSI.

     Our Opinion is intended for the benefit and use of the Board of Directors of MTSI in its evaluation of the Exchange, and our Opinion is not intended to be and does not constitute a recommendation to the Board of Directors or any stockholder to vote in favor of the Exchange. We understand that this Opinion may be included in a registration statement filed with the Securities and Exchange Commission and distributed to MTSI stockholders in connection with the approval of the Exchange. We hereby consent to the foregoing use of the Opinion in its entirety. Otherwise, our Opinion may not be published or used or referred to without our prior written consent.

     Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, that the Exchange Ratio to be received by the Preferred Stockholders in connection with their exchange of Preferred Stock for Common Stock is fair, from a financial point of view, to the stockholders of MTSI.


Very truly yours,


NATIONAL SECURITIES CORPORATION, INC.

/s/ Steven A Rothstein
------------------------
By:  Steven A. Rothstein
Title:  Chairman


/s/ Samuel M. Chase, Jr.
-------------------------
By:  Samuel M. Chase, Jr.
Title:  Managing Director

                                                                    Exhibit C

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                        MEDICAL TECHNOLOGY SYSTEMS, INC.


     Medical Technology Systems, Inc., a Company organized and existing under the laws of the State of Delaware (the "Company"), certifies as follows:

     FIRST: That in accordance with the requirements of Section 242 of the General Company Law of the State of Delaware, the Board of Directors of the Company, acting at a meeting of the directors of the Company at which a quorum was present duly adopted resolutions proposing and declaring advisable a reverse stock split of the Common Stock outstanding and recommending that such proposal be submitted to the stockholders of the Company for their consideration, action and approval.

     SECOND: Article 4 of the Certificate of Incorporation of this Company, as previously amended, shall be further amended by adding a new paragraph to the end of said Article 4, which new paragraph shall read as follows:

          "Effective upon the filing of this Certificate of Amendment to the Certificate of Incorporation of the Company, each 2.5 shares of Common Stock, $.01 par value per share, of the Company then issued and outstanding or held in the treasury of the Company automatically shall be combined into 1 share of Common Stock of the Company. There shall be no fractional shares issued. Each holder of shares of Common Stock who otherwise would be entitled to receive a fractional share shall be entitled to receive a cash payment in lieu thereof at a price equal to the fraction to which such holder would otherwise be entitled to receive multiplied by the closing price of Common Stock as reported in The Wall Street Journal on the last trading day prior to the filing of this Certificate of Amendment to the Certificate of Incorporation of the Company, or, if such price is not available, the average of the last bid and asked prices of the Common Stock on such day, or such other price as may be determined by the Board of Directors of the Company."

     THIRD: That thereafter, pursuant to resolution of the Board of Directors of Directors, at least a majority of the outstanding stock of the Company entitled to vote on the reverse stock split, acting at a meeting of stockholders of the Company at which a quorum was present in accordance with the General Company Law of the State of Delaware, duly approved the aforesaid amendment to the Certificate of Incorporation of the Company.

     FOURTH: That the aforesaid amendment to the Certificate of Incorporation of the Company was duly adopted in accordance with the provisions of Section 242 of the General Company Law of the State of Delaware.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Certificate of Incorporation to be duly executed in accordance with Section 103 of the General Company Law of the State of Delaware this ____ day of _______________, 2000.



                                              MEDICAL TECHNOLOGY SYSTEMS, INC.

                                              By: /s/ Todd Siegel
                                              --------------------------
                                                  Todd Siegel, President

                        Medical Technology Systems, Inc.
                           12920 Automobile Boulevard
                            Clearwater, Florida 33762

                                      PROXY

           This Proxy is Solicited on Behalf of the Board of Directors


     The undersigned hereby appoints Todd E. Siegel and Michael P. Conroy or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them or their substitutes to represent and to vote, as designated below, all the shares of common stock of Medical Technology Systems, Inc. held of record by the undersigned on October 5, 2000, at the annual meeting of stockholders to be held on Novmeber 9, 2000 any adjournment thereof.



1. ELECTION OF DIRECTORS [ ] FOR the nominees listed   [ ] WITHHOLD AUTHORITY
                             below (except as marked       to vote for the
                             to the contrary below)        nominees listed below


(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below)

         Todd E. Siegel, Michael P. Conroy, David Kazarian, John Stanton

2. Proposal to effect an Exchange of the Company's 6,500,000 issued and outstanding Series I Preferred Shares for 4,000,000 shares of Common Stock.

      [ ] FOR                    [ ] AGAINST                [ ] ABSTAIN

3. Proposal to amend the Certificate of Incorporation of the Company to effect a 1 for 2.5 reverse stock split of the issued and outstanding shares of the Company's Common Stock.

      [ ] FOR                    [ ] AGAINST                [ ] ABSTAIN

4. Proposal to ratify the appointment of Grant Thornton LLP as the Company's independent Certified Public Accountants for fiscal year 2001.

      [ ] FOR                    [ ] AGAINST                [ ] ABSTAIN

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


                   (Continued and to be signed on other side)

                           (Continued from other side)


This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.


[ ] Please check if you plan to attend the meeting.

                                          Dated:  ________________________, 2000


                                             -----------------------------------
                                                          Signature

                                             -----------------------------------
                                                         Print Name

                                             -----------------------------------
                                                  Signature if held jointly

                                             -----------------------------------
                                                          Print Name


Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE